Exhibit 10.2

April 25, 2012

Mr. Bill Humes

28713 La Siena

Laguna Niguel, CA 92677

Dear Bill:

I am pleased to confirm with this letter Ingram Micro’s promotion for you to Chief Operating and Financial Officer effective April 26, 2012, as approved by the Human Resources Committee (“HRC”) of the Board of Directors. The HRC will recommend that the Board of Directors elect you to this position. You will be based in Santa Ana and will report directly to me.

Your annual base salary will be $650,000 (approximately $25,000 bi-weekly) to be paid on the Company’s normal bi-weekly payroll schedule.

You will be eligible to participate in the Company’s 2012 Annual Executive Incentive Award Program. Your Target Incentive Award will be 90% of your annual base salary (based on salary paid from April 28th, 2012 through the end of the year. A participant must be employed through the program year-end to be eligible. You can double (200%) your target incentive award payout with an opportunity to exceed that by another 10% for a maximum payout potential of 220% if the Company significantly exceeds its financial objectives. Details regarding the 2012 Program will be distributed to you.

You will be eligible to participate in the company’s 2012 annual long-term incentive award programs (“LTIPs”). For 2012, your target long-term incentive award value will be delivered to you through three separate performance based grants: 40% of your performance shares will vest based on the company’s achievement against a pre-determined Profit Before Tax (“PBT”) performance target for fiscal 2012; 60% of your performance shares will vest based on the Company’s achievement towards its 3 year cumulative compounded annual (“CACGAR”) Earnings Per Share (“EPS”) target and three year average Return on Invested Capital (ROIC) target; the third grant will vest based on the Company’s 3 year total shareholder return (“TSR”) achievement compared against an index of technology competitors, the maximum number of RSUs available under this grant will be equal to the number of RSU granted under the EPS/ROIC program. . Your grants will be awarded the first New York Stock Exchange trading day in June 2012. Further details regarding the 2012 Program will be distributed to you once approved by the Board of Directors.

The Committee has adopted stock ownership guidelines to ensure that, over time; our senior executives are committed to and demonstrate their commitment to the profitable growth of Ingram Micro Inc. by personally owning a minimum number of shares of the Corporation’s stock. These ownership guidelines are applicable to all section 16 reporting officers. In accordance with our current ownership guidelines, it is expected that you would acquire and

Bill Humes

hold shares of the Corporation equal to at least four times your base salary. Until this goal is reached, you will be expected to retain 50% of the net after-tax shares resulting from any stock options exercised or vested restricted stock units. This offer is contingent upon satisfactory completion of a background investigation and drug screen conducted by the Company.

Ingram Micro is a values-based company, which employs the highest ethical standards and demonstrates honesty and fairness in every action we take. The Code of Conduct (enclosed) affirms the company’s commitment to these high standards. By accepting Ingram Micro’s offer of employment, you agree to comply with our code of conduct and will be asked annually to provide affirmation to these standards.

Ingram Micro employs on an at-will basis; that is, either you or the Company may dissolve the employment relationship at any time for any reason, with or without notice. However, should the Company terminate your employment without “cause,” you shall be eligible for severance benefits under the terms of the Executive Officer Severance Policy in effect at the time of such termination.

If the above confirms your understanding of the position offered you, please sign both copies of this letter and return one original of each to Lynn Jolliffe, Executive Vice President, Human Resources. Please retain one copy of each document for your files. We ask that you respond within three (3) days of receipt of this letter.

We look forward to you leading our management team and are confident that you will make significant contributions to the continued growth and financial success of our Company.

Sincerely,

/s/ Alain Monie

Alain Monie

President & Chief Executive Officer

Ingram Micro Inc.

I have received a copy of this letter and accept the promotion as outlined above.

/s/ Bill Humes	4/25/12
Bill Humes	Date

Enclosures:        Code of Conduct